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                           (STATE OF CALIFORNIA LOGO)




                               SECRETARY OF STATE



                              CORPORATION DIVISION


        I, BILL JONES, Secretary of State of the State of California, hereby certify:

        That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                       IN WITNESS WHEREOF, I execute
                                          this certificate and affix the Great
                                          Seal of the State of California this

                                                      JUL - 5 1996
                                          -------------------------------------




(SEAL OF THE STATE OF CALIFORNIA)         /S/ Bill Jones
                                          -------------------------------------
                                              Bill Jones
                                              Secretary of State
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                                                      ENDORSED
                                                        FILED
                                        In the office of the Secretary of State
                                               of the State of California

                                                     JUL - 3 1996

                                                      /s/ BILL JONES
                                               ------------------------------
                                               BILL JONES, Secretary of State

                  CERTIFICATE OF DETERMINATION OF PREFERENCES
                                       OF
                            SERIES C PREFERRED STOCK
                                       OF
                                  OCTuS, INC.

            (Pursuant to Section 401 of the General Corporation Law
                          of the State of California)

        1. They are the duly elected and acting President and Assistant Secretary, respectively, of the corporation.

        2. Pursuant to authority given by the Articles of Incorporation of OCTuS, Inc. (the "Corporation") the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

        WHEREAS, the Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

        WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

        WHEREAS, the Corporation does not have any shares of Preferred Stock outstanding, and the Board of Directors of the Corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges, and restrictions relating to, a series of Preferred Stock as follows:

                a. The series of Preferred Stock shall be designated "Series C Preferred Stock."

                b. The number of shares constituting the Series C Preferred Stock shall be 250,000 shares.

                c. Intended Preference and Priority. The Series C Preferred Stock shall be senior in preference and priority in all matters whatsoever to (i) the Corporation's no par value common stock (the "Common Stock"), (ii) any and all classes or series of the Corporation's preferred stock other than the Series C Preferred Stock, whether now or hereafter designated or outstanding (the "Junior Preferred


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                Stock"), and (iii) any other class or series of capital stock of the Corporation, whether now or hereafter designated or outstanding (the "Junior Capital Stock"). The Common
                Stock, the Junior Preferred Stock and the Junior Capital
                Stock are hereinafter collectively referred to as the "Junior Securities").

        d. Dividends. The holders of record of the then outstanding shares of Series C Preferred Stock shall be entitled to receive cumulative dividends at the annual rate of $0.036 per share payable in cash when, as and if declared by the Board out of any funds legally available therefor. Such dividends shall accrue on a cumulative basis on each share of Series C Preferred Stock from day to day, whether or not declared or paid. If not theretofore paid, the Corporation shall be obligated to pay any and all dividends accrued with respect to the Series C Preferred Stock at the time of the redemption of the Series C Preferred Stock. No dividends or distributions shall be declared, paid or set aside for payment in respect of any Junior Securities unless and until any and all accrued dividends shall have been declared and paid with respect to the Series C Preferred Stock.

        e. Conversion. The shares of Series C Preferred Stock shall not be convertible into Common Stock or any other of the Corporation's securities.

          f. Voting Rights. The holder of each share of Series C Preferred Stock shall be entitled to 10 votes per share, entitled to vote on all matters A which come before the Corporation's stockholders for which a vote is taken or any written consent of the Corporation's stockholders is solicited, such votes to be counted together with all other shares of the Corporation's securities having general voting power and not separately as a class. Each holder of Series C Preferred Stock shall be entitled to notice of any such proposed stockholder action at the earliest time as such notice is provided to the holders of any other series, class or designation of the Corporation's capital stock and otherwise in accordance with the terms of the Corporation's bylaws.

        g. Redemption Rights. The Corporation shall have the right to call and redeem all (but not less than all) of the outstanding shares of Series C Preferred Stock for an aggregate price (the "Redemption Value") equal to (i) Sixty Three Cents ($0.63) per share of (Series C Preferred Stock) plus (ii) any and all then accrued but unpaid dividends; provided, however, that the Corporation shall have no right to call or redeem any shares of Series C Preferred Stock prior to June 30, 1999 without the express prior written consent of the holders of One Hundred Percent (100%) of the then outstanding shares of the Series C Preferred Stock, which consent may be withheld or denied in the sole and absolute discretion of the holders of the Series C Preferred Stock for any reason or no reason whatsoever.



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        h.      Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, an amount equal to the Redemption Value before any payment or distribution shall be made to the holders of Junior Securities. In the event the assets of the Corporation available for distribution to the holders of shares of the Series C Preferred Stock upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of Series C Preferred Stock. After the payment to the holders of the shares of the Series C Preferred Stock of the full amounts provided for in this paragraph, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

        i. Exclusive of Other Rights. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any voting powers, preferences and relative, participating, optional of other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Incorporation. The shares of Series C Preferred Stock shall have no preemptive or subscription rights.

        j. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        k. Severability. If any voting powers, preferences and relative, participating, optional and other special rights of the Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating,

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                optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

        RESOLVED, FURTHER, that the Chairman of the Board, the President or Vice President, and the Secretary, the chief financial officer, the Treasurer, or Assistant Secretary or Assistant Treasurer of the Corporation are each authorized to execute, verify and file a certificate of determination of preferences in accordance with California law.

        3. The number of shares of Preferred Stock of the Corporation is 2,000,000 and the number of shares constituting Series C Preferred Stock is 250,000. None of the shares of either Series A Preferred Stock of Series B Preferred Stock have been issued, therefore, no vote of the stockholders is required for approval. None of the Series C Preferred Stock have been issued.

        UNDER PENALTY OF PERJURY, the undersigned declare that the foregoing is true and correct and that this certificate was executed on June 27, 1996 at San Diego, California.


                                        /s/ JOHN C. BELDEN
                                        ------------------------------------
                                        John C. Belden, President


                                        /s/ ROBERT S. FREEMAN
                                        -------------------------------------
                                        Robert Freeman, Assistant Secretary


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